CERTAIN CONFIDENTIAL CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

Stanbic Centre

BUCKREEF GOLD COMPANY LIMITED
P.O.BOX 31588
PLOT NO 2016
SECOND FLOOR DIAMANTE BUILDING
CHOLE ROAD MASAKI DAR ES SALAAM

Head Office
Credit – Personal and Business Banking
Plot Number 99A, 2nd Floor, Corner of Kinondoni & Ali Hassan Mwinyi Roads, Dar es Salaam, Tanzania.

PO Box 72647
Dar es Salaam, Tanzania
Tel: +255 (22) 266 6430
Fax: +255 (22) 266 6301
S.W.I.F.T.: SBICTZTX

Date
09 September 2024

In reply please quote our reference
PB/LD/BGCL-OD/2024/09/09

Dear Sir/Madam,

FACILITY LETTER

Stanbic Bank Tanzania Limited, a bank registered and incorporated under the laws of the United Republic of Tanzania bearing company registration number 22443 (the "**Bank**") offers to provide BUCKREEF GOLD COMPANY LIMITED a company registered and incorporated under the laws of the United Republic of Tanzania bearing company registration number 86681 (the "**Borrower**") with banking facilities (the "**Facility/ Facilities**") set out in clause 1 below subject to the terms and conditions set out herein (the/this "**Facility Letter**") and on the attached General Terms and Conditions applicable to overdrafts and other banking facilities:-

1 **The Facilities**

Type of Facilities	Facility Limits
1..1 Secured Overdraft Facility (the "OD Facility")	USD 5,000,000.00 (United States Dollars Five Million Only)
1.2 Vehicle and Asset Financing Facility (the "VAF Facility")	USD 2,896,000.00(United States Dollars Two Million Eight Hundred Ninety-Six Thousand Only)
1.2.1 Letters of Credit Facility - inner limit of VAF 1 Facility (the "LC Facility")	USD 2,534,000.00 (United States Dollars Two Million Five Hundred Thirty-Four Thousand Only)
1.3 VAF Facility (the "VAF 2 Facility")	USD 1,113,155.20 (United States Dollars One Million One Hundred Thirteen Thousand One Hundred Fifty-Five and Twenty Cents Only)

Note

The Facilities under items 1.2, 1.2.1 and 1.3 are subject to a separate facility letter dated on or about the date of this Facility Letter.

2 **Purpose**

2.1 The OD Facility shall be used to support working capital requirement of the Borrower's business.

The Bank shall be entitled, but not obliged, to monitor the aforementioned purpose.

3 Availability

3.1 The Facilities approved herein if not utilised will lapse/cease to apply after 4 (four) months and will need to be re-applied for.

3.2 The Facility shall be made available to the Borrower once all conditions precedent referred to in clause 7 have been met by the Borrower (and /or waived by the Bank in its sole and absolute discretion) in accordance with provisions of this Facility Letter and the General Terms and Conditions attached hereto.

3.2 Any risk inherent in exchange rate fluctuations in respect of the Facilities shall be borne by the Borrower.

4 Period, Repayment and Operationalization of the Facilities

4.1 The OD Facility is provided to the Borrower on an uncommitted basis. Therefore, the Bank shall not be under any obligation whatsoever to allow any drawing and/or to make any Facility available to the Borrower under the terms of this Facility Letter.

4.2 The OD Facility is repayable strictly on demand, in which event the OD Facility shall immediately become due and payable, and the Bank shall not be obliged to give any notice in making, or prior to, demand.

4.3 Subject to clause 4.1 above the OD Facility shall have a maximum tenor of twelve (12) months.

4.4 The OD Facility may be terminated by the Bank on written notice to the Borrower, in which event the Facilities shall immediately be cancelled and become due and payable.

4.5 The limit for the OD Facility may be reduced by the Bank on written notice to the Borrower, in which event all amounts more than the reduced limits shall immediately become due and payable.

4.6 Notwithstanding anything to the contrary in this Facility Letter, any Facility under this Facility Letter will only be issued or indorsed (as the case may be) by the Bank in the Bank's sole, absolute and unfettered discretion, in formats which are approved of by the Bank and in the case of the issuance of any Facility upon the signature on behalf of the Borrower of the Bank's usual form of application for the issue of any relevant Facility (as the case may be).

5 Pricing

5.1 <u>Interest</u>

5.1.1 The rate of interest applicable to the Overdraft Facility shall be charged at US Federal Funds Target Rate Midpoint (the "Applicable Revised Reference Rate") plus [***] " with Floor rate [***].

For the purpose of this clause "Federal Funds Target Rate Midpoint" (the "**FDTRMID**") means the target interest rate set by the Federal Open Market Committee (FOMC), a body of the US Federal Reserve System".

5.1.2 Interest on amounts drawn under the OD Facility will be due and payable by the Borrower on a monthly basis from the date of drawdown and will be charged and recovered from the Borrower's account(s) until when the OD Facility is paid off.

5.2 The Bank reserves the right to amend the rates of interest and the method of calculating it at any time in line with market conditions. If the Bank does so, written advice of the amendment and its effective date will be sent to the Borrower within a reasonable time.

5.3 Interest payable under this Facility Letter will:-

5.3.1 be calculated on the basis of a 360 (three hundred and sixty) day year irrespective of whether or not the year in question is a leap year;

5.3.2 be calculated on the daily balance owing under the Facility, notwithstanding that such balance may have been increased by the debiting of interest to such balance;

Initials ……… ……… On behalf of the Borrower ……… ……… On behalf of the Bank

5.3.3 accrue from day to day;

5.3.4 be debited from the Borrower's account(s) held with the Bank, monthly in arrears; and;

5.3.5 be compounded monthly.

5.4 Other fees and Charges

5.4.1 Facility Fee

a) Upon acceptance of this Facility Letter, a facility fee of [***] of the maximum aggregate Limit of the OD Facility shall be debited from the Borrower's account(s) held with the Bank.

b) For the avoidance of doubt, the facility fee shall be payable by the Borrower to the Bank upon each subsequent annual renewal of the Facility.

5.4.2 Legal Fees

a) The Borrower shall be responsible for the due payment of all legal costs, fees, charges and expenses in connection with the Facility Letter including (but not limited to) all costs incurred by the Bank in the enforcement of rights and obligations specified in this Facility Letter, official search fees charged at the relevant public registries, the preparation and registration or cancellation of any legal document referred to in this Facility Letter, stamp duty and other related costs.

b) The relevant legal fees shall be debited from the Borrower's account(s) held with the Bank.

5.5 Default Interest

5.5.1 If any sum payable by the Borrower under this Facility Letter is not paid when due, such sum will attract interest at [***] percent [***] per annum plus the interest rate in clause 5.1.1 above from the date on which such sum fell due to the date on which it is actually paid.

5.5.2 For the avoidance of doubt, the Bank shall be entitled to charge default interest at [***] percent [***] per annum plus the interest rate in clause 5.1.1 upon the Borrower committing any event of default under the terms of this Facility Letter or the terms of any security issued by the Borrower in favour of the Bank.

5.5.3 The Borrower agrees that the rate of default interest specified in this clause 5.5 is a reasonable pre-estimate of the Bank's losses, which shall be applicable (in the Bank's sole and absolute discretion) by reason of any breach on the Borrower's part in accordance with clauses 5.5.1 and 5.5.2 above.

***All fees and charges may be subject to additional applicable taxes/duties payable by the Borrower in accordance with the relevant laws prevailing from time to time in the United Republic of Tanzania**

6 **Security**

6.1 Security Held

The Bank currently holds the following as security for the Borrower's indebtedness to the Bank from time to time:

NIL

6.2 Security Required

The Bank requires the following as security for the Borrower's indebtedness to the Bank from time to time, all such security to be in form and substance satisfactory to the Bank;

6.2.1 A first ranking all assets debenture comprised of fixed (over the 90 TPH Plant '**Power Plant**') and floating charges over all of the Borrower's assets present and future (including Special Mining

License ("SML")in favour of the Bank, to secure an amount of USD 11,261,445.00 (United States Dollars Eleven Million Two Hundred Sixty-One Thousand Four Hundred Forty-Five Only) together with accrued interest, fees and charges in favour of the Bank.

6.2.2 subordination agreements subordinating shareholders loan for the entire duration of the Facilities in favour of the Bank from:

(i) TANCAN Mining Limited for an amount of USD 4,284,989.00 (United States Dollars Four Million Two Hundred Eighty-Four Thousand Nine Hundred Eighty-Nine Only).

(ii) TRX Gold Corporation for an amount of USD 12,812,783.00 (United States Twelve Million Eight Hundred Twelve Thousand Seven Hundred Eighty-Three Only) which is to be supported by a capacity/ authority, and enforceability legal opinion (at the cost of the Borrower) by the Bank's preferred law firm in Alberta Canada.

6.2.3 Limited corporate guarantee and indemnity to be issued by TRX Gold Corporation to secure an amount of USD 9,009,156.00 (United States Nine Million Nine Thousand One Hundred Fifty-Six Only) in favour of the Bank which is to be supported by a capacity/ authority, and enforceability legal opinion (at the cost of the Borrower) by the Bank's preferred law firm in Alberta Canada.

6.2.4 Comprehensive Insurance policy over the Borrower's assets comprised in the Debenture and the financed assets whereby the Bank is noted as the first loss payee.

6.2.5 Finance lease agreements (in the Bank's standard format) with the Bank in relation to the Financed/Refinanced Assets with joint registration of each Financed Asset/Refinanced on the corresponding registration card(s) with the Bank (as lessor) noted as the title holder and the Borrower (as lessee) noted as owner accompanied by the registration card(s) of each Financed/Refinanced Asset(s) and with signed blank transfer forms.

"Security Held" and "Security Required" are hereinafter jointly to be referred to as "the Security".

6.3 The Bank may from time to time require any asset which the Bank holds as security to be valued, at the Borrower's expense, by a valuator approved by the Bank. The Bank reserves the right to instruct a valuator of its choice and to debit the Borrower's account or accounts held with the Bank with any expenses incurred.

6.4 In addition and without prejudice to any security already held by the Bank, the Bank requires the Security to cover the Facilities and any other banking facilities granted by the Bank to the Borrower (if applicable), whether direct or contingent and howsoever arising

7 Conditions Precedent & Conditions Subsequent

7.1 In consideration of the Bank to make the Facilities available to the Borrower, the Borrower undertakes the fulfilment of the following conditions precedent to the satisfaction of the Bank:

7.1.1 submission of a signed copy of this Facility Letter by the Borrower accepting the terms and conditions stipulated herein;

7.1.2 submission of a supporting board resolution by the Borrower in a format acceptable to the Bank, authorising the acceptance of the Facilities and the issuance/procurement of the Security;

7.1.3 that together with this Facility Letter the Bank is furnished with a certified copy of the constitutional documents (i.e. its Memorandum and Articles of Association) of the Borrower, as well as any special resolutions registered to date and any other documents as the Bank may request;

7.1.4 that the Bank is satisfied that the borrowing powers of the Borrower (as provided for in its constitutional documents) are unlimited, or alternatively that the Facilities are within the amount authorised by the Borrower in terms of its borrowing powers;

7.1.5 submission by the Borrower of an all-risk insurance policy (by insurers preferred by the Bank) over the assets which the Bank will hold as Security, and with the Bank's interest noted thereon as first loss payee;

7.1.6 that the securities referred to under the heading "Security" in clause 6 of this Facility Letter have been duly and properly furnished (together with such supporting documents and resolutions as the Bank may require), on terms and conditions acceptable to the Bank and should be legally valid, binding and in order throughout the duration of the Facilities provided by the Bank to the Borrower under this Facility Letter;

7.1.7 that the Borrower procures a corporate guarantee and indemnity from TRX Gold Corporation (the parent company) for an amount of USD 9,009,156.00 (United States Nine Million Nine Thousand One Hundred Fifty-Six Only) in favour of the Bank prior to drawdown of the Facilities supported by a legal opinion from the Bank's preferred law firm in Canada ((at the Borrower's cost) in respect to the capacity/authority, validity and enforceability of the corporate guarantee and indemnity.

7.1.8 submission of valuation report over the collateral/security (i.e. buildings, plant and machinery) from the Bank's preferred valuer with coverage in line with regulatory requirements prior to drawdown of the Facilities.

7.1.9 that the Borrower procures duly executed subordination agreements subordinating loans related parties for the entire duration of the Facilities;

(i) TANCAN Mining Limited for an amount of USD 4,284,989.00 (United States Dollars Four Million Two Hundred Eighty-Four Thousand Nine Hundred Eighty-Nine Only).

(ii) TRX Gold Corporation for an amount of USD 12,812,783.00 (United States Twelve Million Eight Hundred Twelve Thousand Seven Hundred Eighty-Three Only) which is to be supported by a capacity/ authority, and enforceability legal opinion procured ((at the Borrower's cost) from the Bank's preferred law firm in Alberta Canada.

7.1.10 submission by the Borrower latest annual returns together with the BRELA exchequer receipt.

7.1.11 that the Borrower procures the Bank's preferred law firm to conduct a due diligence on the Borrower's corporate status at Business Registration and Licensing Agency (BRELA) and the Ministry of Minerals ("MoM") with respect to the Special Mining License (SML) respectively. The due diligence on the Special Mining Licence at the MoM to ascertain (among other things):

(i) The owner of the SML
(ii) The expiry date of the SML.
(iii) The status of the SML.
(iv) Whether any assignment or transfer has been registered against the SML.
(v) Whether the SML is encumbered to any third party.
(vi) Whether there any rent payments, and other fees, costs/expenses payable in connection with the SML that are outstanding.
(vii) Whether there is any actual/potential breach on any of the conditions by the MC on the SML and any other additional information in respect of the SML.

For the purpose this Facility Letter, Special Mining Licenses means the special mining license 04/92 dated 12 June 2000 100% owned by the Borrower.

7.1.12 The Borrower procures from the Bank's preferred law firm a legal opinion (at the Borrower's cost) in relation to the current status of the Borrower in line with the requirement of the Mining (State Participation) Regulation of 2022.

7.1.13 that the Borrower submits a letter of undertaking committing to accommodate cost overrun, scope creep if any and any cashflow shortfall.

7.1.14 Submission of Environmental impact assessment report from National Environment Management Council (NEMC).

7.1.15 The Borrower to submit evidence in form and substance that the Borrower has notified the Mining Commission of the Bank's encumbrance over the Special Mining Licence (SML) under the Debenture and procures the Mining Commission to acknowledge receipt of the said notification and submit responses to the notification.

Initials

On behalf of the Borrower

On behalf of the Bank

7.2 To the extent that the Bank allows the Borrower to utilise the Facilities prior to the fulfilment of any or all of the condition precedent, the Borrower shall be obliged to ensure the same are fulfilled upon the Bank requiring the Borrower to do so (the **"Deferred Conditions"**).

7.3 The above conditions precedent are inserted for the benefit of the Bank, which may waive any of the said conditions in its sole discretion.

Conditions Subsequent

7.4 The Borrower procures to conduct on an annual basis an official search (at the cost of the Borrower) at the Business Registrations and Licensing Agency (BRELA) to confirm (amongst other things) the Borrower's corporate status/standing and the securities issued to the Bank under this Facility Letter.

8 **Special Conditions**

While the Facilities remain available or any amount or commitment remains outstanding to the Bank, the Borrower undertakes that it shall:

8.1 The Borrower undertakes to procure that TRX Gold Corporation will not:

(i) cease to be its ultimate beneficial owner; and/or

(ii) sell or dispose of its majority equity stake in TRX Gold Tanzania Limited without the Bank's prior written consent.

8.2 ensure not to and undertakes not to create or permit to subsist (or purport to do so) in favour of any third party/parties any security over the assets/Properties pledged to the Bank without the Bank's prior written consent for the duration of the Facilities.

8.3 ensure not to and undertake not to sell, assign, transfer, part with possession of or otherwise dispose of in any manner (or purport to do so) all or any part of, or any interest in, the Properties without the Bank's prior written consent;

8.4 immediately notify the Bank of any change/circumstances including (but not limited to) illegality and any material adverse change which will adversely affect the Borrower's ability to perform its obligations under this Facility Letter;

8.5 ensure the preservation of its corporate existence, rights, licences, authorisations, consents and approvals (whether regulatory or otherwise);

8.6 submit to the Bank on an annual basis the Borrower's business license(s) and annual returns for the duration of the Facilities;

8.7 ensure that no direct/indirect application of the proceeds of the Facilities are utilised to finance any person or country subject to sanctions imposed by the Office of Foreign Assets Control, Her Majesty's Treasury, the United Nations Security Council, the European Union and the Office of Foreign Assets Control of the United States Treasury and any other related state authority within the United republic of Tanzania;

8.8 provide the Bank with such further information as the Bank may require from time to time; and

8.9 ensure that all correspondence by the Borrower to the Bank shall be delivered to the Bank at the offices of the Bank whose address is set out above.

8.10 ensure that the Special Mining Licences (SML) is in full force and effect and that the Borrower is in compliance with all provisions thereof applicable to it and is in compliance with regulatory authority to enable the Borrower to carry on its mining operations and business.

8.11 comply with all Environment Laws. obtain, maintain, and ensure compliance with all Environmental Permits implement procedures to monitor compliance with and to prevent liability under any Environmental Law") and hereby undertakes to continue to do so for as long as the Borrower owes any obligations to the Bank,

For the purpose of this Facility Letter, the following definitions shall apply.

(i) "Environmental Law" means any applicable law or regulation which relates to: i) the pollution

or protection of the Environment; ii) the conditions of the workplace; iii) or the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

(ii) "Environmental Permits" means any permit and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of the Borrower or any member of the Borrower's Group conducted on or from the properties owned or used by any member of the Borrower's Group.

(iii) "Borrower's Group" means the Borrower's ultimate holding company including its subsidiaries and affiliates.

8.12 comply with the Tanzanian Mining Legislation in all material respects.

For the purpose of this Facility letter Tanzanian Mining Legislation means all laws or regulations related to mining activities in Mainland Tanzania including but not limited to:

(i) the Mining Act (Cap. 123, R.E. 2019);
(ii) the Natural Wealth and Resources Contracts (Review and Re-Negotiation of Unconscionable Terms) Act (Act No. 6 of 2017);
(iii) the Natural Wealth and Resources (Permanent Sovereignty) Act (Act No. 5 of 2017);
(iv) the Mining (Local Content) Regulations 2018 (G.N. No. 3 of 2018), as amended by the Mining (Local Content) (Amendments) Regulations 2019 (G.N. No. 139 of 2019) as amended by the Mining (Local Content) (Amendments) Regulations 2022 (G.N. No. 147 of 2022);
(v) the Mining (Integrity Pledge) Regulations 2018 (G.N. No. 304 of 2018); vi) the Natural Wealth and Resources (Permanent Sovereignty) (Code of Conduct for Investors in Natural Wealth and Resources) Regulations 2020 (G.N. No. 58 of 2020);
(vi) the Natural Wealth and Resources Contracts (Review and Re-Negotiation of Unconscionable Terms) Regulations 2020 (G.N. No. 57 of 2020);
(vii) or any future law or regulation introduced by the Government in relation to the above-mentioned legislation.

8.13 promptly upon becoming aware of them of any anti-corruption information inform the Bank and provide details of any actual or potential violation by, or creation of liability for, any member of the Borrower's Group or any agent, director, employee or officer of any member of the Borrower's Group (or any counterparty of any such person in relation to any transaction contemplated by a Transaction Document) of or in relation to any Anti-Corruption Laws, or of any investigation or proceedings relating to the same. The Borrower shall provide copies of any correspondence delivered to, or received from, any regulatory authorities in relation to anti-corruption practices.

8.14 ensure that the OD Facility is operated with wide swings and hard-core free to the satisfaction of the Bank and the Borrower shall revert to credit at least 2 times per annum). In the instance of a breach the Bank reserves the right to either reprice the OD Facility upwards by 1% per annum or recall the OD Facility in its entirety.

8.15 provide the Bank with management accounts to include an income statement, balance sheet and cash flow statement on a semi-annual basis within 60 days from the end of the relevant period. In the event of the delay in receipt of this information the Bank reserves the right to increase the interest rate charged by 1% per annum until such time as the information is provided.

8.16 provide the Bank with audited accounts, prepared in accordance with international accounting standards and consistently applied, within 180 (one hundred and eighty) days of the end of each financial year, in the event of the delay in receipt of this information the Bank reserves the right to increase the interest rate charged by 1% per annum and/or reduce or restructure the borrowings until such time as the information is provided.

8.17 ensure that the debt service cover ratio shall not be less than 1.2 times .The ratio of available cashflow before debt service (FCF) to all the principal and interest debt service payments of Borrower will not be less than 1.2 times, at any time during the currency of the facilities, to be measured against financials on a semi-annual basis as of June and December as per submission of management accounts/audited financials. In the event of the delay in receipt of this information the Bank reserves the right to increase the interest rate charged by 1% per annum until such time

as the information is provided.

For the purposes of this Facility Letter, this ratio shall be defined as available cash flow before debt service to all the principal and interest debt service payments of the Borrower.

For the purpose of this Facility Letter the following definitions will apply:

"available cash flow before debt service" for each relevant period shall mean:-

a) earnings before interest and tax;

b) plus depreciation;

c) plus or minus other non-cash items as the case may be;

d) minus tax paid or plus tax credit as the case may be;

e) plus net inflow on working capital movements or minus net outflow on working capital movements;

f) Minus capital expenditure;

g) plus external funding obtained for capital expenditure;

h) minus dividends received.

"all the principal and interest debt service payments" for each relevant period shall mean principal total debt repayments plus interest paid;

"debt" shall mean the aggregate of moneys borrowed both long and short term basis including but not restricted to:

a) any accommodation negotiable instruments drawn, made or accepted but only to the extent to which any such facilities are used from time to time;

b) any instalment sale agreements and total finance lease commitments outstanding;

c) any inter-group loans excluding such subordinated loans as the Bank in its sole discretion so decides whether interest free or not;

d) any amount outstanding in respect of redeemable preference shares;

e) compulsorily convertible debentures;

f) any bonds that have been issued and are outstanding;

g) any equity element related to any convertible instrument that may have been separately identified;

h) any interest or related costs due but not yet paid in respect of any moneys borrowed;

i) any other debt instruments in issue;

" FCF" shall mean Free Cash Flow.

"interest paid" shall mean all interest acceptance commission and any other continuing regular or periodic costs and expenses in the nature of interest including finance and operating lease costs and redeemable preference share dividends paid during the relevant period.

8.18 ensure that .the Earning Before Interest, Tax, Depreciation and Amortization (EBITDA) interest cover shall not be less than 2 times. To be measured semi-annually against management accounts. In the instance of a breach the Bank reserves the right to either reprice the OD Facility upwards by 1% per annum or recall the facility in its entirety.

For the purpose of this Facility Letter "EBITDA" shall mean Earning Before Net Interest Payable, taxation, depreciation, amortisation and any other non-cash items and before dividends received.

8.19 ensure that Leverage (Net debt/EBITDA) must not exceed 2 times. To be measured semi-annually against management accounts. In the instance of a breach the Bank reserves the right to either reprice the OD Facility upwards by 1% per annum or recall the OD Facility in its entirely

The accounting terminology used in this Facility letter shall be defined as the International Financial Reporting Standards ("IFRS") as issued and/or adopted from time to time by the International Accounting Standards Board applicable thereto [and the above ratio may be calculated with reference to any consolidated financial information of [Borrower's Group (being those entities which are or would ordinarily be included in a consolidated set of audited financial statements prepared in accordance with IFRS and the Companies Act, in the discretion of the Bank).

8.20 that the Borrower submits proof of payment of the annual rent of USD 80,200 (United States Dollars Eighty Thousand Two Hundred Only) for the Special Mining License (SML) on each subsequent year.

8.21Other Conditions

8.21.1 The Bank reserves the right to re–assess and negotiate the Facilities availed to the Borrower, including the nature of quality of collateral/security, should any change occur in ownership or control of the Borrower and if any deterioration occurs in the ownership or control of the Borrower or the guarantor(s) and/or in the conduct of any of the Borrower's accounts.

8.21.2 Ensure Insurance policy remains valid and fully paid up for the duration of the Facilities and adequately covers the full replacement value over all assets which the Bank holds as security with an insurance company preferred by the Bank where in the Bank is noted as the first loss payee. If any insurance policy is not renewed and submitted to the Bank within 14 (fourteen) days prior to expiry date of the insurance covers, the Bank may at its sole discretion renew the insurance policy with any of the Banks preferred insurer and debit the premium from the Borrower's account without further reference to the Borrower.

8.21.3 Undertakes not to incur any further borrowing without prior written consent of the Bank. The Bank's consent will not be unduly withheld. Compliance will be monitored half yearly/ annually based on management accounts.

8.21.4 Submission of valuation report after every three years for the duration of the Facilities. The Borrower will procure the Bank's preferred valuer to conduct valuation for the assets pledged as security and all costs associated will be borne by the Borrower and the costs will be debited directly from the Borrower's account.

8.21.5 Borrower to promptly notify the Bank on the occurrence of any/all of the following:

i. the if the Special Mining License is terminated, cancelled, suspended or revoked (whether wholly or in part).

ii. any restrictions or conditions are imposed on the Special Mining License. if the Special Mining License (as the case may be) is modified or varied in a way that is adverse in any material respect to the interests of the relevant member or members of the Borrower's Group.

iii. if the Special Mining License (as the case may be) expires and is not renewed/ being renewed on substantially the same terms.

iv. The Borrower to promptly follow up and provide feedback relating to the letter submitted to the Mining Commission dated 19 December 2022 in relation to the giving notice to the Mining Commission to initiate negotiations to enable the Government to acquire Free Carried Interest

following in line with the Tanzanian Mining Legislation. The follow up letter to be acknowledged by the Mining Commission and submitted to the bank for records.

v. The Borrower shall promptly, as soon as reasonably practicable submit details of any communication received by it from the Government in relation to discussions or negotiations surrounding the Government's acquisition of a Free Carried Interest or the entering into of an economic benefit sharing agreement.

vi. The Borrower shall promptly as soon as reasonably practicable provide a copy of the economic benefits sharing agreement to be concluded with the Government under or pursuant to the Tanzanian Mining Legislation.

vii. Borrower to submit the mining technical report from Mining Specialist by end of August 2024.

viii. The Borrower shall provide the Bank with copies of tax clearance certificates evidencing up to date payment of taxes for each year.

ix. The Borrower shall promptly, as soon as reasonably practicable provide the Bank with details of any claim, notice or other communication received by it in respect of any alleged breach or liability under Environmental Law or any circumstances reasonably likely to result in any claim under Environmental Law and which has or is reasonably likely to have a material adverse effect.

x. The Borrower shall promptly, as soon as reasonably practicable provide details of any material community or worker-related protest(s) affecting the Borrower's operations and the Special Mining Licence which could reasonably be expected to have a material adverse effect.

xi. The Bank shall perform an annual review of the Facility by the expiry date recorded herein, in the light of current financial information. In the event of the delay in receipt of this information the Bank reserves the right to increase the interest rate charged by 1% and/or reduce or restructure the borrowings until such time as the review can be undertaken.

xii. The Borrower shall promptly notify the Bank upon becoming aware of a Force Majeure Event occurs.

For the Purpose of this Facility Letter , a Force Majeure Event Force Majeure Event means the occurrence of any of the following acts, events or circumstances or any combination thereof:

(a) lightning, fire, earthquake tsunami, drought, unusual flood, storm, cyclone, hurricane, typhoon, tornado or other natural calamity or act of God; or

(b) epidemic or plague; or

(c) strikes, lock-outs and other industrial action other than by employees of the Borrower; or

(d) accidents or explosions; or

(e) acts of war whether declared or not, invasion, armed conflict, act of foreign enemy or blockade; or

(f) acts of rebellion, riot, civil commotion, act or campaign of terrorism, or sabotage of a political nature; or

(g) boycott, sanctions or embargo,

where the act, event or circumstance (or combination thereof) has, in the opinion of the Bank a material adverse effect.

9 Events of Default

9.1 For the purposes of this Facility Letter each of the following events shall be regarded as an event of default:

9.1.1 If the Borrower or its parent company (if applicable) fails to pay any sum due by each of them to the Bank or to Standard Bank Group Limited or any other subsidiary or associate company of Standard Bank Group Limited, on the due date thereof;

9.1.2 If the Borrower defaults in the due and punctual performance of any other obligation under this Facility Letter or under any other agreement between the Borrower or its parent company (if applicable) and the Bank or between the Borrower or its parent company (if applicable) and Standard Bank Group Limited or any other subsidiary or associate company of Standard Bank Group Limited;

9.1.3 should the Borrower fail to make payment by the due date of any amount(s) due in terms of the Facilities or any other facilities that the Bank has accorded the Borrower or may offer to the Borrower; or

9.1.4 should the Borrower breach any term or condition of this Facility Letter or any other facility the Bank may grant to the Borrower or any other facilities between the Borrower and the Bank or any other subsidiary or associate company of the Bank, and the Borrower fails to remedy the breach within thirty (30) days of receiving written notice to do so; or

9.1.5 should any, representation, warranty or undertaking made in connection with this Facility Letter or any documentation supplied by the Borrower be, in the Bank's opinion, materially incorrect; or

9.1.6 if the Borrower commits an act of insolvency, or becomes insolvent, or is provisionally or finally sequestrated, or is provisionally or finally wound up, or is unable to pay its debts as they become due, or is placed under provisional or final judicial management, or enters into a scheme of arrangement or compromise with its creditors;

9.1.7 should the members or directors of the Borrower pass a resolution for the winding up of the Borrower; or

9.1.8 if the Borrower acts in any way which, in the opinion of the Bank, may have a material adverse effect on the Borrower's business, financial condition or assets, or its ability to perform its obligations under the Facilities; or

9.1.9 if an attachment, execution or other legal process is levied, enforced, issued or sued out on or against any assets of the Borrower, and is not discharged or stayed within thirty (30) days of service by the relevant officer of the court of such attachment, execution or other legal process; or

9.1.10 if at any time, the amount outstanding under the Facilities exceeds the maximum aggregate limit for that facility and the Borrower fails to regularize the excess position within thirty (30) days of receiving written notice to do so; or

9.1.11 if any security for any of the Borrower's indebtedness to the Bank becomes enforceable or subject to seizure by a court or a government body or an authority, whether such security is enforced or not; or

9.1.12 should a writ of execution issued by any competent court attaching any assets belonging to either the Borrower or any guarantor remain unsatisfied for more than thirty (30) days (other than a Saturday, Sunday or official public holiday in the United Republic of Tanzania, Mainland) after the date on which it is issued; or

9.1.13 the Borrower generally does or omits to do anything which may cause any loss or damage to the Bank; or

9.1.14 there is a material deterioration in the Borrower's financial position resulting in the Borrower, in the sole opinion of the Bank acting reasonably, being unable to meet its obligations under this Facility Letter. For the purposes of this clause, "material deterioration" means material deterioration in the Bank's reasonable opinion or

9.1.15 If any of the following events occurs in relation to the Special Mining Licence.

i. The Special Mining Licence is terminated, cancelled, suspended or revoked (whether wholly or in part).

ii. There are any restrictions or conditions are imposed on the Special Mining Licence.

Initials

On behalf of the Borrower

On behalf of the Bank

iii. The Special Mining Licence (as the case may be) is modified or varied in a way that is adverse in any material respect to the interests of the relevant member or members of the Borrower's Group.

iv. The Special Mining Licence or (as the case may be) expires and is not renewed on substantially the same terms.

9.1.16 if the Borrower breaches any term of the Mining Rights which results in a material adverse effect.

For the purpose of this Facility Letter "Mining Rights" means all interests in the surface of any lands, the minerals in (or that may be extracted from) any lands, all royalty agreements, water rights, patented and unpatented mining claims, fee interest, minerals licences, Special Mining Licences,, joint ventures and other leases, rights of way, inurement, licences and other rights and interests used by or necessary in relation to the Borrower's operations or

9.1.17 upon the occurrence of a Government Intervention (a) below, the Facility will be cancelled and all outstanding amounts, together with accrued interest, and all other amounts accrued under the Facility Letter shall become immediately due and payable.

(a) An intervention shall not constitute a Government Intervention if:

i. such intervention is permanently removed and/or is lifted by no later than twenty (20) Business Days after it occurred;

ii. the Government or a Government entity that has acquired an interest in the Borrower complies with the Bank's compliance requirements (including know your customer requirements, Sanctions and anti-money laundering requirements and procedures), which compliance shall be completed and confirmed no later than sixty (60) Business Days after such intervention; or

iii. such Government Intervention relates to a Mines Remediation and the following conditions are satisfied:

a) no default has occurred or is continuing (save for (i) any cessation of business which has occurred solely as a result of the Tanzanian Mining Legislation and/or the Mines Remediation or (ii) if a fine and/or penalty is imposed under the Tanzanian Mining Legislation (Fine) and such Fine does not have, and is not reasonably likely to have a negative impact on the solvency and liquidity of the Borrower, in either case, in the reasonable opinion of the Bank; and

b) the Borrower complies with and/or remains in compliance with the financial covenants.

c) none of the representations and warranties have been breached.

For the Purpose of this Facility Letter the following definitions shall apply

i. "Government" means the Government of the United Republic of Tanzania, and includes any entity owned by it or an agency, department or any other government body of it.

ii. "Government Intervention" means:

(a) all or part of the Mines, the share capital of the Borrower or its assets is nationalised, expropriated or confiscated (whether compulsorily or otherwise) and whether or not for fair compensation and whether or not as a result of a single act or series of acts; or

(b) the authority or ability of the Borrower to conduct the operations or its business is limited or wholly or substantially curtailed by any seizure, nationalisation, expropriation, compulsory acquisition, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to the Borrower or any of its assets or share capital (including without limitation the displacement of all or part of the management of the Borrower); or

(c) the Government acquires an equity stake in the share capital of the Borrower in the form of either a Free Carried Interest pursuant to the Tanzanian Mining Legislation, or any other equity arrangement in whatsoever form resulting in a substantially similar effect; or

(d) the conclusion of an economic benefits sharing agreement in whatsoever form between the Borrower and the Government as may be prescribed in the relevant Tanzanian Mining Legislation.

iii. "Mines Remediation" means all development and/or activities in relation to the Mines which arise in connection with the implementation of the Tanzanian Mining Legislation, including without limitation any negotiations between the Borrower and/or the Borrower's parent and the Government relating to:

(a) the Tanzanian Mining Legislation; or

(b) any arbitration or other proceedings relating to the Tanzanian Mining Legislation; or

(c) the Mines; or

(d) any reduction or cessation of business by the Borrower on the Mines.

iv. "Mines" means Buckreef Mining which are location in below areas;

(a)Region; **Geita**
(b)District; **Geita Vijijini**
(c)Town; **Katoro**
(d)Village; **Mnekezi**

9.1.18 Where a Force Majeure Event or its effect last for more than a continuous period of 180 days (Force Majeure period), if the Bank so requires by not less than ten business days' notice to the Borrower, cancel all outstanding loans, together with accrued interest, and all other amounts accrued under the Facility Letter immediately due and payable.

9.1.19 If the Borrower and/or any surety or guarantor becomes the subject of (or is any way associated with) any adverse information in respect of the Anti-Money Laundering Act 2006 (as amended from time to time), the Prevention & Combating of Corruption Act 2007 (as amended from time to time) or any other laws or regulations relating to the proceeds or crime or geared towards preventing terrorism or any other related predicate offences which, in the Bank's sole, absolute and unfettered discretion, cause or may cause the Bank any reputational harm.

9.2 If an event of default occurs then, in any such event, the full amount of the Facilities and any other facilities accorded to the Borrower by the Bank, then outstanding (whether or not it is due for payment), and all charges accrued thereon, together with additional interest under this Facility Letter shall immediately become due and payable. In addition, the Bank shall have the right to exercise all other remedies available to it under the laws of Tanzania.

9.3 The default procedure in clause 9.2 above will not apply if the Bank in any way knows or suspects that:-

9.3.1 the Borrower's account(s) is/are being used fraudulently, negligently, for illegal or terrorist activities, or for any purpose that does not comply with the law; or

9.3.2 the Borrower is involved in any illegal or terrorist activities.

In these circumstances the Bank may terminate the Borrower's account and this Facility Letter and call for immediate repayment of all amounts owing by the Borrower to the Bank. The Bank shall thereafter within a reasonable time notify the Borrower of such termination.

9.4 If the Bank closes, restricts activity or suspends access to the Borrower's credit limit, reduced credit limit, or the Borrower's account for any reason, the Bank will not be liable, directly or indirectly, for any damages howsoever arising as a result of such action that the Borrower or any third (3rd) party may suffer.

9.5 In terms of default as stated in clause 9.1 above, the name of the Borrower and the full transaction details may be passed by the Bank to credit reference bureaux for circulation to other credit grantors who may use such information to assess the Borrower's credit worthiness for their own business purposes.

Initials On behalf of the Borrower On behalf of the Bank

10 Review Date

10.1 The Facilities will be reviewed on 1 April 2025 and the Bank reserves the right to extend the Facilities beyond that date at its discretion. In accordance with normal bank practice, the Bank will review the Borrower's requirements prior to the review date, in light of up to date balance sheet, trading results and anticipated cash flow figures for the ensuing year. This information must be given to the Bank before the review date. In the event of a delay in receipt of this information, the Bank reserves the right to increase the interest rate and /or reduce or restructure the Facilities until such time as the updated financial information required has been received and the review undertaken.

10.2 Unless the Facilities are renewed on the review date, the Bank shall have the right to cancel the Facilities and the Borrower's Facilities should operate in credit thereafter.

11 Conflict

The terms and conditions of this Facility Letter, any appendices to this Facility Letter and any separate written terms and conditions or written agreements relating to any facility shall be read together, provided that should a conflict exist or arise in the interpretation of this Facility Letter and any separate terms and conditions or written agreements:

11.1 the separate terms and conditions or written agreements relating to a particular facility shall prevail over this Facility Letter; and

11.2 subject to clause 11, the contents of this Facility Letter shall prevail over any appendices hereto and/or separate written agreements.

12 Change in circumstances and Commitment fee

Notwithstanding anything contained in this Facility Letter to the contrary, any change in or introduction of any law, regulation, ruling, directive, policy and/or guidelines or any similar event with which the Bank or any of its divisions is obliged to comply and/or which is in accordance with the practice of a responsible banker, or any interpretation, administration or application thereof results in any increase to the Bank in the cost of maintaining and /or providing the Facilities or any unused portions thereof, the Bank reserves the right to recover such additional costs from the Borrower on demand.

13 Borrower Consent Clause

13.1 By accepting this Facility Letter as witnessed herein below, the Borrower agrees and authorises the Bank to:

13.1.1 make inquiries from any bank, financial institution, the Tanzania Bankers Association (**"TBA"**), and credit reference bureaux (the **"CRB")** licensed by the Bank of Tanzania to confirm any information provided by the Customer.

13.1.2 seek information from any bank, financial institution, TBA and CRB when assessing the Customer's account.

13.1.3 disclose to TBA, CRB, any bank and financial institution information relating to the Customer's account(s) maintained at the Bank upon request; and

13.1.4 report to TBA and/or CRB all information relating to the account(s) maintained at the Bank upon default and/or pending litigation in courts.

13.2 Without prejudice to the generality of the foregoing paragraphs, the Customer is advised to familiarize itself with the contents of the Bank of Tanzania's Credit Reference Bureau Regulations of 2012 (G.N. No. 416 of 2012, as may be amended from time to time) in connection with this paragraph 13 (Customer Consent Clause).

13.3 The Borrower has the right to:-

13.3.1 know the type of information shared or to be shared in the credit reference system;

13.3.2 have access to their credit report;

13.3.3 request a free copy of their credit report once every twelve (12) months; and

13.3.4 challenge information contained in the credit report.

14 **Counterparts**

This Facility Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Facility Letter.

15 **Acceptance**

To indicate your acceptance of the foregoing, kindly initial each page of the Facilities Letter and its duplicate, including the attached General Terms and Conditions, and sign the final page of this letter and return it to the Bank within ninety (90) days from the date of this Facility Letter, together with a copy, certified to be true by the Company Secretary of the Borrower, of a resolution from the Borrower's Board of Directors:

15.1 accepting the terms and conditions of this Facilities Letter and the attached General Terms and Conditions as stated;

15.2 authorising a specified person or persons to sign and return the duplicate of this Facilities Letter to the Bank;

15.3 authorising a specified person or persons to provide the Security, duly executed and registered; and

15.4 authorising the Bank to accept instructions and confirmations in connection with the Facilities signed in accordance with the mandate given by the Borrower to the Bank.

This offer remains open for acceptance for a period of ninety (90) days from the date of this Facilities Letter after which time this offer will lapse unless an extension has been agreed to in writing by the Bank.

Meanwhile, the Borrower may wish to and the Bank recommends that the Borrower seeks independent advice in understanding the Facilities and the implications of the terms of this Facility Letter.

Yours faithfully,

Signed for and on behalf of **Stanbic Bank Tanzania Limited**

Peter Bitesigilwe
Head, Commercial Banking

Linda Daniel
Head, Credit Evaluation BCC/PPB

ACCEPTANCE

We are pleased to accept the offer for the Facilities on the terms and conditions contained in this Facility Letter dated 09 September 2024 with reference PB/LD/BGCL-OD/2024/09/09 and on the attached General Terms and Conditions.

SEALED with the Common seal of the said BUCKREEF GOLD COMPANY LIMITED in the presence of us this 05 day of DEC 2024.

SIGNATURE VERIFIED INIT. DATE 12/12/24

Company

Signature: ______ Signature: ______

Name: Stephen Mullowney Name: MICHAEL LEONARD

Designation: Chairman Director Designation: DIRECTOR

Date: 05 DEC 2024 Date: 05 - DEC 2024

This Facility Letter is accepted and the authority of the persons executing the on behalf of the Borrower is hereto granted pursuant to a Resolution of the Board of Directors of the Company dated 05 - DEC 2024

Signed At DAR on this 05 day of DEC 2024
(*Date of Acceptance*)

Physical Address: [***]

Postal Address: [***]

Revenue Stamp
1000/=

Telephone Number: ______

Telefacsimile Number: ______

Initials

On behalf of the Borrower

On behalf of the Bank

General Terms and Conditions applicable to overdrafts and other banking facilities

Costs and Expenses
The Borrower shall reimburse to the Bank on demand on a full indemnity basis (whether or not the Facilities are drawn down) all valuation and legal fees and other out of pocket expenses (including stamp duties and Value Added Tax) incurred by the Bank in connection with the creation or any revaluation of the Security or the enforcement or preservation by the Bank of its rights under this Facility Letter or the Security (or the documents referred to in them).

Remedies and Waivers
The Banks' rights under this Facility Letter are cumulative, may be exercised as often as the Bank considers appropriate and are in addition to its rights under the general law. The Banks' rights (whether arising under this Facility Letter or under the general law) will not be capable of being waived or varied, otherwise than by an express waiver or variation in writing. Any failure by the Bank to exercise, or any delay in exercising, any of such rights will not operate as a waiver or variation of that or any other such right; any defective or partial exercise of any such right will not preclude any other or further exercise of that or any other such rights; and no act or course of conduct or negotiation on the part of the Bank shall preclude the Bank from exercising any such right or constitute a suspension or any variation of such right.

Payments
All payments by the Borrower under the Facilities, whether of principal, interest, fees, costs or otherwise, shall be made in full in immediately available funds, without set-off or counterclaim and free and clear of any deduction or withholding on account of tax or otherwise. If the Borrower is required by law to make any deduction or withholding from any payment under the Facilities, the sum due from the Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Bank receives a net sum equal to the sum which it would have received had no such deduction or withholding been required.

Certificate
A certificate signed by any manager of the Bank (whose appointment or authority need not be proved) as to any amount owing to the Bank under the Facility Letter, by the Borrower, the rates of interest and any other fact stated therein, shall, on its mere production, be *prima facie* proof of the content of such certificate.

Notices
Any notice or communication requiring to be served on the Borrower may be served on it or on any of its officers personally by hand delivery, by telex / telefacsimile or by post. Service by hand delivery shall be effective on actual time of delivery. Service by telex / telefacsimile shall be to the Borrower's last known fax number and shall be deemed to have been served on the first business day following transmission. Service by post shall be to the postal address on the last page of this Facility Letter or to the Borrower's registered address or at some address as notified from time to time by the Borrower, and shall be deemed to have been effected five business days after posting.

Notwithstanding anything to the contrary in this paragraph a written notice or other communication actually received by any party shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

Severability
Each provision of the Facility Letter is severable, the one from the other and, if at any time any provision is or becomes or is found to be illegal, invalid, defective or unenforceable for any reason by any competent court, the remaining provisions shall be of full force and effect and shall continue to be of full force and effect.

Set Off
The Bank may, at any time without notice or demand to the Borrower and notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any then existing accounts of the Borrower with the Bank including accounts in the name of the Bank whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency denominated and whether held in the name of the Borrower alone or jointly with others wherever situate and set off or transfer any sums standing to the credit of any one or more such accounts in or towards satisfaction of any obligations and liabilities to the Bank of the Borrower whether such liabilities be present, future, actual, contingent, primary, collateral, joint or several and the Borrower expressly waives any rights of set-off that the Borrower may have, so far as is permitted by law, in respect of any claim which it may now or at any time hereafter have against the Bank and the Bank may use any such money to purchase any currency or currencies required to effect such application.

Currency Clauses
If any part of the Facilities is denominated in a foreign currency ("the currency of the account"), payment under or the repayment of such Facilities will be made in such foreign currency.

Any money received by the Bank, or by any person appointed by the Bank, in a currency other than the currency of the account may be converted by the Bank into the currency of the account or such other currency as the Bank considers necessary to cover the obligations or liabilities of the Borrower. The Bank shall use the Bank's spot rate of exchange for such conversion.

In the event of any legislation or extreme change in market conditions affecting the ability of the Bank to provide or fund facilities in foreign currency, the Bank reserves the right, at its sole discretion, to switch any foreign currency indebtedness by the Borrower into the local currency of Tanzania at the rate ruling on the day of such switch. Also, in the event that the Bank demands repayment of any indebtedness of the Borrower, after such demand has been made, the Bank reserves the right, at its sole discretion, to switch any foreign currency indebtedness by the Borrower into the local currency of Tanzania at the Bank's spot rate ruling at the day of such switch.

In exercising the aforementioned rights to switch foreign currency indebtedness into the local currency of Tanzania, the Bank will not be liable for any losses resulting from exchange rate fluctuations.

Assignment
The Borrower shall not be entitled to assign all or any part of its obligations or benefits under this Facility Letter without the prior written consent of the Bank.

Material Adverse Change
In the event that a Material Adverse Change has occurred in the financial conditions, results of operations or business of the Borrower, the Bank reserves the right to convert all facilities to facilities repayable on demand or to call for cash cover for the full extent of the Borrower's indebtedness to the Bank, inclusive of contingent liabilities.

"Material Adverse Change" shall mean a material adverse change in the Bank's opinion and agreed by the Borrower. If the Borrower should not agree within 14 (fourteen) days of being notified by the Bank that a Material Adverse Change has taken place, then the matter shall be referred to the Bank's auditors for their opinion and the Borrower agrees that the opinion of the Bank's auditors shall be final and binding.

Initials

On behalf of the Borrower

On behalf of the Bank

Representations and Warranties
The Borrower represents and warrants to the Bank that:
(i) it is a limited liability company, partnership, sole proprietorship or charitable trust validly incorporated and existing under the laws of Tanzania;
(ii) this Facility Letter and the Security, when executed, will constitute legal, valid and binding obligations or those of the provider thereof;
(iii) it has the power to enter into and perform in terms of the Facility Letter and the Security, and all necessary shareholder and corporate consents have been obtained for the acceptance of the Facilities, the grant of the Security and the execution and delivery of this Facility Letter and the Security;
(iv) the acceptance of the Facilities or the grant of the Security do not contravene any agreement or instrument to which it or the provider thereof is a party;
(v) it is not insolvent nor have any steps been taken or are, to the best of its knowledge, threatened against it for winding up; no action or litigation is pending or, to the best of its knowledge, threatened against it which could reasonably have a material adverse effect on its business, financial condition or assets;
(vi) there are no material facts or circumstances in respect of the Borrower or the Borrower's Group, its affairs, business and operations which have not been fully disclosed which would be likely to adversely effect the decision of the Bank to advance the Facilities.

General Undertakings
While the Facilities remain available or any amount or commitment remains outstanding, the Borrower undertakes to the Bank:
(i) that it shall not cease carrying on business;
(ii) it shall not change its accounting policies;
(iii) it shall not become surety, guarantor for or give indemnity on behalf of any third party or render itself liable in any way whatsoever for the debts or engagements of any other party;
(iv) that no assets of the Borrower will be encumbered or further encumbered without the Bank's prior written approval, except for encumbrances in existence at the date of this Facility Letter, full details of which were disclosed in writing to the Bank;
(v) that it shall not sell, transfer or otherwise dispose of or attempt to sell, transfer or otherwise dispose of the whole or any substantial part of its undertaking, property, assets or revenues, whether by a single transaction or a number of transactions (other than in the ordinary course of its business);
(vi) that it shall not make any material change in the scope or nature of its business;
(vii) that it shall, immediately upon becoming aware of it, notify the Bank of any material litigation, arbitration or administrative proceeding pending or, to the best of its knowledge, information and belief, threatened against the Borrower;
(viii) that it shall not change the ownership or shareholding structure of the Borrower without the Bank's prior written consent.

Whole Agreement, Variation of Terms, No Indulgence
The agreement created upon acceptance of the Facility Letter by the Borrower shall constitute the whole agreement between the Bank and the Borrower relating to the subject matter of the Facility Letter. No addition to, variation, or amendment, or consensual cancellation of any of the terms contained in the Facility Letter shall be of any force or effect unless it is recorded in writing and is signed on behalf of the Bank by one of its authorised officials and accepted by the Borrower. No indulgence shown or extension of time given by the Bank shall operate as an estoppel against the Bank or waiver of any of the Bank's rights unless recorded in writing and signed by the Bank. The Bank shall not be bound by any express or implied term, representation, warranty, promise or the like not recorded herein, whether it induced the conclusion of any agreement and/or whether it was negligent or not.

Availability of Funds
The Bank shall not be liable for any failure to perform its obligations hereunder resulting directly or indirectly from the action or inaction of any government or local authority or any strike, boycott, blockade act of god, civil disturbance or for any other act which is beyond the control of the Bank.

Confidential Information
The Borrower agrees with the Bank that the Bank may:
(i) hold and process, by computer or otherwise, any information obtained about the Borrower as a consequence of the Facilities contemplated in this Facility Letter;
(ii) include personal data in the Bank's systems which may be accessed by other companies in the Bank's group for credit assessment, statistical analysis including behaviour and scoring and to identify products and services (including those supplied by third parties) which may be relevant to the Borrower; and
(iii) permit other companies within the Bank's group to use personal data and any other information it holds about the Borrower to bring to its attention products and services which may be of interest to the Borrower.

The Borrower further agrees that the Bank may disclose its personal data and/or information relating to the Borrower including data and information relating to this Facility Letter and any documents referred to herein or the assets, business or affairs of the Borrower outside the Bank's group whether such personal data and/or information is obtained after the Borrower ceases to be the Bank's customer or during the continuance of the banker-customer relationship or before such relationship was in contemplation:
(i) for fraud prevention purposes;
(ii) to licensed credit reference agencies or any other creditor, if the Borrower is in breach of this Facility Letter or any documents referred to herein;
(iii) to its external lawyers, auditors and other sub-contractors or persons acting as the Bank's agents;
(iv) to any person who may assume the Bank's rights under this Facility Letter;
(v) if the Bank has a right or duty to disclose or are permitted or compelled to do so by law; and
(vi) for the purpose of exercising any power, remedy, right, authority, or discretion relevant to this Facility Letter or any other document.

The Borrower acknowledges and agrees that, notwithstanding the terms of any other agreement between the Borrower and the Bank, a disclosure of information by the Bank in the circumstances contemplated by this clause does not violate any duty owed to the Borrower either in common law or pursuant to any agreement between the Bank and the Borrower or in the ordinary course of banking business and the customs, usage and practice related thereto and further that disclosure as aforesaid may be made without reference to or further authority from the Borrower and without inquiry by the Bank as to the justification for or validity of such disclosure.

Governing Law and Jurisdiction
This Facility Letter shall be governed and construed in accordance with Tanzania law and the courts of Tanzania shall have jurisdiction to settle any disputes which may arise in connection therewith without prejudice to the exclusive right of the Bank to institute proceedings against the Borrower in respect thereof in any other jurisdiction.

Negative Pledge of Assets
The Borrower agrees not to:
(i) Mortgage, pledge, assign, charge, hypothecate or otherwise encumber or further encumber any of its movable or immovable assets to secure any liability of any nature (excluding encumbrances existing at the date of this letter of offer provided that they have been advised to the bank in writing);
(ii) Dispose of or attempt to dispose of any of its assets for the express purpose of raising money from the said disposal, other than in the normal course of its trading activities;
(iii) to become surety, guarantor for or give any indemnity on behalf of any third party whomsoever or render itself liable in any way whatsoever for the debts or liabilities of any party.

Without the prior consent of the Bank, while banking facilities are accorded to the Borrower by the Bank, which consent shall not be unreasonably withheld. This restriction shall not apply to suspensive sale contracts entered into in the normal course of business.

Initials

On behalf of the Borrower

On behalf of the Bank